Exhibit 99.1

                             Financial Update by CFO

                                November 18, 2004


The visibility we have at this time regarding the current quarter is indicating the comments made in the 3Q04 earnings release teleconference call remain valid. We are still anticipating revenue for 4Q04 to be in a roughly +/-10% range sequentially from 3Q04. The key events which may affect the operating results for the quarter appear to be with two Asia/Pacific advanced packaging customers, both of whom have anticipated install/acceptance dates late in the quarter. Gross margin still looks to be in a range of 48%-51%, based on the projected product mix for the quarter. Operating margin for 4Q04 still looks to be in a range of breakeven to 10%. We continue to anticipate an estimated income tax amount of about $600k for 4Q04, driven by corporate income taxes on our operations in Japan. Earnings per share (diluted) for 4Q04 are still projected in a range of $0.00-$0.15. Cash flow is still expected to be neutral to slightly negative, as we continue to fund efforts needed in ramping up activities for our laser processing commitments.

For the full year of 2005, the comments made in the 3Q04 earnings release teleconference call also appear to remain valid. Annual revenue growth could achieve on the order of 20%-25% compared with 2004. Gross margin still looks to be around 50%, based on the projected product mix for the year. Operating margin for the year continues to look to be in a range of 10%-13%. The projected tax rate for the year still looks to be about 10%, due primarily to the aforementioned impact from Japan. Earnings per share (diluted) for the year are still projected in a range of $0.60-$0.70. Cash flow for the year is still anticipated to be positive.

Safe Harbor Statement
---------------------
Certain of the statements contained herein may be considered forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, such as the cyclicality in the nanotechnology and semiconductor industries, delays, deferrals and cancellations of orders by customers, pricing pressures, competition, lengthy sales cycles for the company's systems, ability to volume produce systems and meet customer requirements, the mix of products sold, dependence on new product introductions and commercial success of any new products, integration and development of the laser thermal processing operation, sole or limited sources of supply, international sales, customer concentration, manufacturing inefficiencies and absorption levels, risks associated with introducing new technologies, inventory obsolescence, economic and political conditions in Asia, delays in collecting accounts receivable, extended payment terms, changes in technologies, the outbreak of Severe Acute Respiratory Syndrome (SARS) and any adverse effects of terrorist attacks or military actions in the United States or elsewhere on the economy in general or our business in particular. Such risks and uncertainties are described in the company's SEC reports including the company's Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended October 2, 2004.


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